Exhibit 8.2

Pillsbury Winthrop Shaw Pittman LLP

1540 Broadway | New York, NY 10036-4039 | tel 212.858.1000 | fax 212.858.1500

                                                 May 18, 2015

Bridge Capital Holdings

55 Almaden Boulevard

San Jose, CA 95113

Ladies and Gentlemen:

We have acted as counsel to Bridge Capital Holdings, a California corporation (“Bridge”), in connection with the merger (the “Merger”) of Bridge with and into Western Alliance Bancorporation, a Delaware corporation (“WAL”), with WAL continuing as the surviving corporation, pursuant to the Agreement and Plan of Merger (the “Agreement”), dated as of March 9, 2015, by and between WAL and Bridge. Terms used but not defined herein have the meaning ascribed to them in the Agreement.

Pursuant to Section 6.1(b) of the Agreement, you have asked for our opinion as to certain U.S. federal income tax consequences of the plan of reorganization that would result in the Merger.

For purposes of rendering this opinion we have examined and are relying upon (without any independent investigation or review) the truth, correctness and completeness at all relevant times of the statements, covenants, representations and warranties contained in the Agreement, letters dated the date hereof delivered to us by WAL and by Bridge containing their respective tax-related representations (the “Tax Representation Letters”), the Proxy Materials (as amended or supplemented through the date hereof), the Registration Statement (as amended or supplemented through the date hereof) and such other instruments and documents as we have deemed necessary or appropriate.

Further, for purposes of rendering this opinion we have made the following assumptions (without any independent investigation or review):

(a) original documents submitted to us (including signatures) are authentic, documents submitted to us as copies conform to the original documents and all such documents either have been or will be by the Effective Time duly and validly executed and delivered where such execution and delivery are prerequisites to effectiveness;

Bridge Capital Holdings

May 18, 2015

(b) the Merger will qualify as a statutory merger under the laws of the States of California and Delaware;

(c) the Merger will be consummated in the manner described in the Proxy Materials and the Registration Statement and in accordance with the provisions of the Agreement;

(d) all representations, warranties and statements made or agreed to by WAL or Bridge or by their respective managements, officers and directors in connection with the Merger, including but not limited to those set forth in the Agreement, the Tax Representation Letters, the Proxy Materials (including the purposes of WAL and Bridge for consummating the Merger) and the Registration Statement are true, correct and complete at all relevant times, and any such representation, warranty or statement (i) relating to the absence of any plan, intention, understanding or agreement signifies that there is, in fact, no such plan, intention, understanding or agreement and/or (ii) qualified by belief or knowledge (or similarly qualified) is true, correct and complete without such qualification;

(e) the transactions, conditions, covenants and agreements contained in the Agreement and the Tax Representation Letters will be performed without waiver or breach of any material provision; and

(f) WAL and Bridge and their respective subsidiaries will treat the Merger for U.S. federal income tax purposes, and will report the Merger on their respective U.S. federal income tax returns, in a manner consistent with the opinion set forth below.

If any of the above described assumptions are untrue for any reason or if the transaction is consummated in a manner that is different from the manner described in the Agreement, the Proxy Materials or the Registration Statement, our opinion as expressed below may be adversely affected.

Based solely on the information and understandings, and subject to the assumptions, qualifications and limitations, set forth herein, we are of the opinion that the Merger will constitute a “reorganization” within the meaning of section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).

Bridge Capital Holdings

May 18, 2015

The opinion expressed herein is based upon laws, judicial decisions and administrative regulations, rulings and practice, all as in effect on the date hereof and all of which are subject to change, either on a prospective or retroactive basis. The foregoing opinion is limited to the U.S. federal income tax matters addressed herein, and no other opinions are rendered with respect to other U.S. federal tax matters or to any issues arising under the tax laws of any other country, or any state or locality. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of subsequent changes relating to matters considered herein or of any subsequent changes in applicable law.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement and to the use of our name in the Registration Statement and in the Proxy Materials. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

            Very truly yours,

            /s/ Pillsbury Winthrop Shaw Pittman LLP